EXHIBIT 99.1

Great Lakes Reports First Quarter 2024 Results

 First quarter net income of $21.0 million
First quarter adjusted EBITDA of $42.9 million
Dredging backlog of $879.4 million at March 31, 2024

HOUSTON, May 07, 2024 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

  Revenue was $198.7 million
  Total operating profit was $31.5 million
  Net income was $21.0 million
  Adjusted EBITDA was $42.9 million

Management Commentary
Lasse Petterson, President and Chief Executive Officer commented, “Great Lakes ended the first quarter with strong financial results, including net income of $21.0 million and adjusted EBITDA of $42.9 million, which is the best adjusted EBITDA quarter since the fourth quarter of 2021, supporting a return to normalcy. The majority of our dredges were actively engaged on projects and our new hopper dredge, the Galveston Island, was successfully placed into operation contributing to the first quarter’s strong project performance. Our dredging backlog at the end of the quarter was $879.4 million with 77% of our backlog in capital projects. Notably, in 2023, we secured four major awards, including the Freeport Deepening Project and the Sabine-Neches Waterway Channel Improvement Project, both of which are currently underway.

With a record 2024 U.S. Army Corps of Engineer’s budget of $8.7 billion, that was approved in the first quarter, the bid market is expected to be robust and remain strong, particularly in our capital and coastal protection target markets.

In 2023, Great Lakes was awarded two large Liquified Natural Gas (“LNG”) projects, the Port Arthur LNG Phase 1 project for Marine Dredging and Disposal and the Brownsville Ship Channel project for Next Decade Corporation’s Rio Grande LNG project, which is the largest project undertaken in Great Lakes' history. Subcontractor work has begun on both projects with dredging expected to commence mid-year 2024. We continue to tender bids on several LNG projects to diversify and expand our client base.

We continue to make progress on our new build program, and as stated previously, we have taken delivery on our newest 6,500-cubic-yard-capacity hopper dredge, the Galveston Island, which is currently in operation. Her sistership, the Amelia Island, is expected to be delivered in 2025. These dredges will work on projects that redevelop and improve our shorelines, which are subject to continual damage due to storms, rising waters and the effects of climate change. In addition, the Acadia, the first and only U.S.-flagged Jones Act compliant, inclined fallpipe vessel for subsea rock installation, is under construction with expected delivery in 2025.

We remain resolute in our long-term growth strategy to enter the U.S. offshore wind market. In early 2024, New York state held their fourth bid round of additional Power Purchase Agreements (“PPAs”). Both of Great Lakes’ contracts, Equinor’s Empire Wind I and Ørsted’s Sunrise Wind, were awarded offtake agreements and are expected to make significant contributions to the state’s clean energy goals.

We continue to pursue and bid on a number of other offshore wind farm projects for the Acadia, both domestically and internationally, with rock installations planned for 2026 and beyond.  We expect that offshore wind will play a crucial role in helping the U.S. meet its decarbonization and clean energy goals and we believe the offshore wind power generation market offers Great Lakes long-term diversification with a strong opportunity for growth.

To support the new build program and provide additional liquidity for Great Lakes, in April 2024 we entered into a $150 million second-lien credit agreement with Guggenheim Credit Services, LLC for an aggregate principal amount of $100 million and a delayed draw term loan facility in the aggregate amount of $50 million, which is available to the Company for a period of 12 months following the closing date of the agreement, which, if funded, will have the same terms as the initial loan. The financing provides Great Lakes with additional liquidity to help us complete our new build program and provide the financial flexibility to continue pursuing other financing alternatives including Title XI.

Our outlook remains positive and we expect the dredging bid market to continue to remain strong in 2024. With our substantial backlog, enhanced fleet, and strategic initiatives, we firmly believe that our company is well-prepared for the future.”

Operational Update

  Revenue was $198.7 million, an increase of $40.7 million from the first quarter of 2023. The higher revenue in the first quarter of 2024 was due primarily to higher capital and coastal protection project revenues, offset partially by a decrease in maintenance and rivers and lakes project revenue.
  Gross profit was $45.6 million, an improvement of $33.5 million compared to the gross profit from the first quarter of 2023. Gross margin percentage increased to 22.9% in the first quarter of 2024 from 7.7% in the first quarter of 2023 due to improved utilization and project performance and fewer drydockings in the current year quarter.
  Operating profit was $31.5 million, which is a $32.4 million improvement compared with the operating loss from the prior year quarter. The year over year increase is primarily due to $33.5 million higher gross margin, a $2.0 million gain on sale of assets, offset partially by higher general and administrative expenses.
  Net income for the quarter was $21.0 million, which is a $24.2 million improvement compared to net loss of $3.2 million in the prior year first quarter. The increase is a result of improved operating results, partially offset by an increase in net interest expense primarily due to a higher drawn balance on our revolving credit facility.
  At March 31, 2024, the Company had $22.8 million in cash and cash equivalents and total long term debt of $382.2 million, which includes $60.0 million of draws outstanding against our $300 million revolver.
  At March 31, 2024, the Company had $879.4 million in dredging backlog as compared to $1.04 billion at December 31, 2023. Dredging backlog does not include approximately $203.0 million of low bids and options pending award and approximately $57.3 million of performance obligations and options pending award related to offshore wind contracts.
  Total capital expenditures for the first quarter of 2024 were $13.5 million compared to $28.7 million for the first quarter of 2023. The 2024 capital expenditures included $7.0 million for the construction of the subsea rock installation vessel, the Acadia, $3.3 million for the Galveston Island, $0.7 million for the Amelia Island, and the remaining $2.5 million for maintenance and growth.

Market Update
We continue to see strong support from the Biden Administration and Congress for the dredging industry. On March 9, 2024, President Biden signed the Energy and Water Appropriations Bill into law which provides a record $8.7 billion in total funding to the U.S. Army Corps of Engineers (the “Corps”) for fiscal year 2024. This funding includes $5.6 billion for the Corps’ Operations and Maintenance work and $2.8 billion for the Harbor Maintenance Trust Fund to maintain and modernize our nation’s waterways. In addition, $2.2 billion for flood and storm damage reduction, and $18 million for Beneficial Use of Dredged Material was approved. In 2023, the Disaster Relief Supplemental Appropriations Act for fiscal year 2023 was approved which included $1.48 billion for the Corps to make necessary repairs to infrastructure impacted by hurricanes and other natural disasters, and to initiate beach renourishment projects that will increase coastal resiliency. We expect this increased budget and additional funding to support a strong bid market for 2024. We expect bidding to increase and budgeted appropriations to support the funding of several capital port improvement projects that are still expected to bid in the first half of 2024, including Sabine and Mobile.

At the end of 2022, the Water Resources Development Act of 2022, or WRDA 2022, was approved by Congress and signed into law by the President. WRDA 2022 is on a two-year renewal cycle and includes legislation that authorizes the financing of Corps’ projects for flood and hurricane protection, dredging, ecosystem restoration and other construction projects. Among many other things, WRDA 2022 featured authorization for New York and New Jersey shipping channels to be deepened to 55 feet, estimated at $6 billion, as well as the Coastal Texas Protection and Restoration Program, estimated at $34.4 billion. The Coastal Texas program includes dune and marsh restoration to safeguard the Texas Gulf Coast from hurricane surges. In addition, this legislation includes policy changes that will allow future port, waterways and coastal projects to be more readily approved and funded.

The U.S. offshore wind market reached historic milestones in the first quarter of 2024, with two commercial-scale offshore wind farms becoming operational and supplying power to the grid in New York and Massachusetts. In February 2024, Massachusetts Governor, Maura Healey, announced that “America’s offshore wind industry has gone from a dream to reality”, with the Vineyard Wind project, located about 14 miles off Martha’s Vineyard, completing installation of five turbines and supplying power to the New England grid, while continuing to install additional turbines. In March 2024, New York Governor Kathy Hochul, alongside the U.S. Secretary of the Interior Deb Haaland, announced the completion of the landmark South Fork Wind project, with all 12 offshore wind turbines constructed and the wind farm successfully delivering power to Long Island and the Rockaways. In October 2023, New York awarded 4 gigawatts (“GW”) of offshore wind power offtake agreements. In an accelerated fourth bidding round, in February 2024, an additional 3 GW of power were awarded by New York. Empire Wind and Sunrise Wind were both awarded new power offtake agreements, as part of the latest New York solicitation round.  Notably, Great Lakes has been awarded rock installation contracts for both projects, and expects to be using the rock installation vessel, the Acadia, to protect and stabilize foundations and cables for these projects with a combined capacity of 1.7 GW. New Jersey also awarded 3.7 GW of PPAs in January 2024, and the results of the tri-state (Massachusetts, Rhode Island, and Connecticut) solicitation for 6 GW of offshore wind, are expected in the third quarter of 2024.

Great Lakes has established a unique business position in the U.S. offshore wind market, and we continue to pursue and tender bids, both domestically and internationally, on multiple offshore wind projects for the Acadia, which will be the first and only U.S. flagged Jones Act compliant subsea rock installation vessel in the United States.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, May 7, 2024, at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to   https://register.vevent.com/register/BId503a795e3a349eebb1ee1d193639e14

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/wkfzmfb4/
or on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of the press release will be available on the Company’s website.

 Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 134-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements have the benefit of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: a reduction in government funding for dredging and other contracts, or government cancellation of such contracts, or the inability of the Corps to let bids to market; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; costs necessary to operate and maintain our existing vessels and the construction of new vessels; equipment or mechanical failures; pandemic, epidemic or outbreak of an infectious disease; disruptions to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; capital and operational costs due to environmental regulations; market and regulatory responses to climate change, including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, war and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes attributable to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore wind vessel; our ability to secure contracts to utilize our new offshore wind vessel; unforeseen delays and cost overruns related to the construction of our new vessels; any failure to comply with the jones act provisions on coastwise trade, or if those provisions were modified or repealed; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build and vessel maintenance materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing terms and covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements or Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previously recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2022.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023
Contract revenues	$198,660	$158,044
Gross profit	45,574	12,135
General and administrative expenses	16,111	13,017
Other gains	(2,016)	(18)
Operating income (loss)	31,479	(864)
Interest expense—net	(3,891)	(3,385)
Other income	425	227
Income (loss) before income taxes	28,013	(4,022)
Income tax (provision) benefit	(6,989)	791
Net income (loss)	$21,024	$(3,231)

Basic earnings (loss) per share	$0.32	$(0.05)
Basic weighted average shares	66,729	66,264

Diluted earnings (loss) per share	$0.31	$(0.05)
Diluted weighted average shares	67,494	66,264

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$21,024	$(3,231)
Adjusted for:
Interest expense—net	3,891	3,385
Income tax provision (benefit)	6,989	(791)
Depreciation and amortization	11,020	10,850
Adjusted EBITDA	$42,924	$10,213

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	March 31,	December 31,
	2024	2023

Cash and cash equivalents	$22,802	$22,841
Total current assets	211,178	226,328
Total assets	1,095,088	1,110,840
Total current liabilities	168,499	179,443
Total long-term debt	382,207	412,070
Total equity	409,040	385,548

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended
	March 31,
Revenues	2024	2023
Dredging:
Capital - U.S.	$69,900	$32,475
Coastal protection	63,926	51,305
Maintenance	64,411	71,928
Rivers & lakes	423	2,336
Total revenues	$198,660	$158,044

	As of
	March 31,	December 31,	March 31,
Backlog	2024	2023	2023
Dredging:
Capital - U.S.	$680,110	$741,839	$118,895
Coastal protection	84,742	138,394	62,051
Maintenance	108,231	152,104	143,131
Rivers & lakes	6,342	6,765	3,070
Total backlog	$879,425	$1,039,102	$327,147

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024